Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the Common Stock, par value $0.01 per share, of Vista Credit Strategic Lending Corp. This Joint Filing Agreement shall be filed as an Exhibit to such Statement. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to such joint filing and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

EXECUTED as of this 12th day of October, 2023.

ABU DHABI DEVELOPMENTAL HOLDING COMPANY PJSC

By:	/s/ Mohamed Alsuwaidi
Name:	Mohamed Alsuwaidi
Title:	Managing Director and Chief Executive Officer

SAPPHIRE PRIVATE FUNDS HOLDINGS II RSC LTD

By:	/s/ Khalifa Alsuwaidi
Name:	Khalifa Alsuwaidi
Title:	Director, Authorized Signatory

KHALIFA ALSUWAIDI

By:	/s/ Khalifa Alsuwaidi